Proxy Statement Pursuant to Section 14(a) of the Securities Exchange

Act of 1934

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ONLINE VACATION CENTER HOLDINGS CORP.

(Name of Registrant as Specified in Its Charter)

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ONLINE VACATION CENTER HOLDINGS CORP.

1801 NW 66th Avenue

Plantation, FL 33313

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 12, 2009

To our Shareholders:

The Annual Meeting of Shareholders (the "Annual Meeting") of Online Vacation Center Holdings Corp. and its subsidiaries (the "Company") will be held on May 12, 2009, at 8:30 a.m. at the Riverside Hotel, located at 620 East Las Olas Boulevard, Fort Lauderdale, Florida 33301, for the following purposes:

1.	To elect four directors to serve until the Annual Meeting of Shareholders or until their successors are elected and qualified;

2.	To ratify the appointment of Jewett, Schwartz, Wolfe & Associates as the Company's independent public accountants for the fiscal year ended December 31, 2009; and

3.     To transact such other business as may properly come before the Annual Meeting.

All shareholders of record at the close of business on March 30, 2009 will be entitled to notice of and to vote at the Annual Meeting or any adjournments or postponements thereof. This proxy statement and the accompanying proxy card are first being mailed to our shareholders on or about April 9, 2009.

Whether or not you plan to attend the Annual Meeting in person, you are requested to complete, date, sign and return the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you attend the Annual Meeting, you may vote in person if you wish, even if you previously return your proxy card.

                                                                                                                         By Order of the Board of Directors

                                                                       /s/ Edward B. Rudner

Dated: April 2, 2009                                                                                         Edward B. Rudner, Chairman of the

Plantation, Florida                                                                                             Board of Directors

ONLINE VACATION CENTER HOLDINGS CORP.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
to be held on May 12, 2009

General

We are providing these proxy materials in connection with the solicitation by the Board of Directors of Online Vacation Center Holdings Corp. of proxies to be voted at our 2009 Annual Meeting of Shareholders and at any and all postponement or adjournment thereof. Our Annual Meeting will be held on May 12, 2009, at 8:30 a.m. at the Riverside Hotel, located at 620 East Las Olas Boulevard, Fort Lauderdale, Florida 33301. The approximate date that this proxy statement and the enclosed form of proxy are first being sent to shareholders is April 9, 2009. In this proxy statement, Online Vacation Center Holdings Corp. and its subsidiaries are referred to as the "Company," "we," "our" or "us."

Outstanding Securities and Voting Rights

Only holders of record of the Company’s common stock at the close of business on March 30, 2009, the record date, will be entitled to notice of, and to vote at, the Annual Meeting. On that date, we had 17,261,777 shares of common stock outstanding. Each share of common stock is entitled to one vote at the Annual Meeting.

A majority of the outstanding shares of our common stock present in person or represented by proxy constitutes a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be included in determining the presence of a quorum at the Annual Meeting. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

Under applicable rules governing brokers who represent shares held in street name, brokers have the authority to vote those shares on routine matters, but not on non-routine matters. Routine matters include the election of directors (Proposal One), ratification of our independent public accountants (Proposal Two). Accordingly, broker non-votes will not affect Proposals One and Two. Abstentions will have the same effect as a vote against a proposal.

Proxy Voting

Shares for which proxy cards are properly executed and returned will be voted at the Annual Meeting in accordance with the directions given or, in the absence of directions, will be voted “FOR” Proposal 1 - the election of each of the nominees to the Board named herein, “FOR” Proposal 2 - the ratification of Jewett, Schwartz, Wolfe & Associates as the Company's independent public accountants. If, however, other matters are properly presented, the person named in the proxies in the accompanying proxy card will vote in accordance with their discretion with respect to such matters.

 The manner in which your shares may be voted depends on how your shares are held. If you own shares of record, meaning that your shares are represented by certificates or book entries in your name so that you appear as a shareholder on the records of Securities Transfer Corporation, our transfer agent, a proxy card for voting those shares will be included with this proxy statement. If you own shares in street name, meaning that your shares are held by a bank or brokerage firm or other nominee, you may instead receive a voting instruction form from that institution with this proxy statement to instruct it how to vote your shares.

All votes will be tabulated by an Inspector of Elections appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. A list of the shareholders entitled to vote at the Annual Meeting will be available at the Company’s executive office, located at 1801 NW 66th Avenue, Plantation, Florida 33313 for a period of ten (10) days prior to the Annual Meeting for examination by any shareholder.

Attendance and Voting at the Annual Meeting

If you own common stock of record, you may attend the Annual Meeting and vote in person, regardless of whether you have previously voted by proxy card. If you own common stock in street name, you may attend the Annual Meeting but in order to vote your shares at the Annual Meeting, you must obtain a “legal proxy” from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to learn how to obtain a legal proxy. We encourage you to vote your shares in advance of the Annual Meeting, even if you plan on attending the Annual Meeting. If you have already voted prior to the Annual Meeting, you may nevertheless change or revoke your vote at the Annual Meeting in the manner described below.

Revocation

If you own common stock of record, you may revoke a previously granted proxy at any time before it is voted by delivering to Mary Lou Ruderman, the Corporate Secretary of the Company, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Any shareholder owning common stock in street name may change or revoke previously granted voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be held On May 12, 2009

The Proxy Statement for our Annual Meeting of Shareholders to be held on May 12, 2009 and our Annual Report on Form 10-K for the year ended December 31, 2008 ("fiscal 2008") is available at http://ir.onlinevacationcenter.com.

BENEFICIAL SECURITY OWNERSHIP

The following table set forth certain information regarding the beneficial ownership of our common stock as of March 31, 2009 by (i) each of our directors, (ii) each Named Executive Officer (as defined on page 8), (iii) all of our directors and Named Executive Officers as a group, and (iv) each person known by us to be the beneficial owner of more than five percent (5%) of the shares outstanding of our common stock. Unless otherwise noted, each shareholder has sole voting and investment power with respect to the indicated shares and the address for each shareholder is 1801 NW 66th Avenue, Plantation, Florida 33313.

Name and Address of Beneficial Holder	Number of Shares Beneficially Owned		Percent of Shares (1)
Edward B. Rudner	10,800,800	(1)	60.1%
Richard A. McKinnon	750,000	(2)	4.2%
Brian P. Froelich	335,000	(3)	1.9%
Frank Bracken	225,000	(4)	1.3%
All current executive officers and directors as a group –(4 persons)	12,110,800	(4)	63.5%

5% or greater holders:

William A. Cataldo	1,001,960	(6)	5.8%
Reginald Flosse B.P. 21426 Papeete, Tahiti	2,850,000	(7)	16.5%

__________________

(1) Includes an aggregate of 1,680,000 shares held in trust for the benefit of Mr. Rudner's children and 1,680,000 shares held by Mr. Rudner's wife. Also includes 700,000 shares of common stock underlying options which are exercisable.

(2) Includes 600,000 shares of common stock underlying options which are exercisable.

(3) Includes 300,000 shares of common stock underlying options which are exercisable

(4) Includes 200,000 shares of common stock underlying options which are exercisable.

(5) Includes 1,800,000 shares of common stock underlying options which are exercisable.

(6) Includes 125,000 shares held by Cataldo Family Partners, Ltd., an entity in which Cataldo serves as general partner and 884,310 shares held by Pacific Tour Services, Inc., a company beneficially controlled by Mr. Cataldo. Cataldo's ownership interest excludes 515,980 shares held by the Cataldo Family Trust, a trust in which Cataldo is a beneficiary, but does not hold voting control.

(7) The mailing address for Mr. Flosse is B.P. 21426, Papeete, Tahiti. Information was obtained from a Form 4 filed by Mr. Flosse with the Securities and Exchange Commission (“SEC”) on March 24, 2009.

EXECUTIVE OFFICER AND DIRECTORS

The following table sets forth certain information with respect to our Chief Executive Officer and directors as of December 31, 2008:

Name                                        Age         Position
Edward B. Rudner                                      58           Chief Executive Officer, President, Chief Financial
                                                                                   Officer and Chairman of the Board of Directors

Richard A. McKinnon                                 69           Director
Brian P. Froelich                                         62           Director
Frank Bracken                                             68           Director

Edward B. Rudner has served as our Chief Executive Officer, President, Chief Financial Officer and as a director since March 15, 2006 and was elected to serve as the Chairman of the Board of Directors effective as of August 1, 2008. Mr. Rudner has served as an executive officer and director of Online Vacation Center Holdings, Inc. since its inception in October 2000. Prior to founding Online Vacation Center Holdings, Inc., Mr. Rudner served as Chief Financial Officer and then Chief Operating Officer of Alamo Rent A Car. During his tenure, Alamo Rent A Car expanded from a Florida company with 400 cars to a national car rental company with over 50,000 cars. In 1984, Mr. Rudner became President and Chief Executive Officer of Certified Tours, which grew from selling 10,000 vacation packages a year to over 250,000. In 1989, Mr. Rudner became Chairman and Chief Executive Officer of Renaissance Cruises, which expanded ship assets from $60 million to over $1 billion and increased revenues from $20 million to over $300 million by 1999. Mr. Rudner holds a BA in history, cum laude from the University of Massachusetts.

Richard Anthony (Tony) McKinnon has served as a director of the Company since March 15, 2006, the effective date of the Share Exchange Agreement. He served as Chairman of the Company from March 15, 2006 through August 2008. With a background at senior levels in marketing and executive management, Mr. McKinnon has accumulated over thirty years of experience in the travel industry. His experiences include executive responsibilities at American Airlines, Pan American World Airways, Delta Air Lines, Wyndham Resort Hotels, USAir, American Hawaii Cruises and The Delta Queen Steamboat Company. Most recently, McKinnon developed Vacation.com, which is currently a network of approximately 6,000 travel agencies across North America. With the sale of Vacation.com to Amadeus, a leading global distribution system and technology provider serving the marketing, sales and distribution needs of the world's travel and tourism industries, Mr. McKinnon served as CEO of Amadeus' North American Operations from 2000 through 2003. In 2004, he served as a senior adviser to the Seabury Group, a consulting firm. Since 2008, he has served as President of Management Recruiters International, a world wide executive search firm. He also currently serves as a director for Tauck, Inc., and GSC Acquisition Company. Mr. McKinnon holds a BS from the United States Military Academy and a JD from Emory University School of Law.

Brian P. Froelich has served as a director since March 15, 2006, the effective date of the Share Exchange Agreement. After four years in public accounting with Arthur Anderson and Coopers and Lybrand and five years at US Life, he founded BPF Travel in 1979. In 1984 he sold BPF Travel to American Express. With BPF Travel's acquisition by American Express, he became part of the senior executive team of American Express. During his tenure at American Express, he was general manager of the domestic travel management s ervices business. As a result of his performance, he was named to the American Express Hall of Fame. From 1999 through 2001 he served as the Senior Vice President of Consumer Travel at American Express. From 2001 through 2002 he served as President and CEO of Allied Tours, a subsidiary of Global Vacation Group, Inc. (NYSE: GVG) where he affected the turnaround of Allied Tours and sold it to a large European travel company. From 2003 through 2007, he served as president and CEO of Fenevations, LLC, a U.S.-based manufacturer of custom windows and doors. From 2007 through 2009, he served as Chief Operating Officer of Club ABC Tours. Mr. Froelich holds a BS in Finance from Boston College, an MBA from Rutgers University, and a JD from Seton Hall Law School.

Frank Bracken has served as a director since March 15, 2006, the effective date of the Share Exchange Agreement. From 1994 until 2006, Frank Bracken served as President of Haggar Clothing Corp. In 2006, he concluded the sale of the company to Infinity Partners and chose to retire at that time. At the time of the sale, Haggar was a public company with revenues in excess of $500 million. Today he serves on numerous public and not-for-profit boards. Bracken began his career at Haggar as a management trainee, and held 13 different management positions during his career, actively managing every functional area of the business including sales, marketing, product design, manufacturing and sourcing, retail, and international. He is a Director of the University of North Texas (“UNT”) Foundation, Director of the UNT Athletic Board, and Director of UNT College of Business. In 1995 he received the "Distinguished Alumnus Award" from UNT. Mr. Bracken is past chair of Big Brothers Big Sisters of North Texas, and recently completed a two year term as Chair of the National Board of Big Brothers Big Sisters of America. Mr. Bracken serves as a director for Ennis Inc. (NYSE:EBF) and also serves on their compensation and audit committees. A native of Wichita Falls, Texas, Bracken holds a Bachelors Degree in Marketing from UNT, in Denton, TX. Mr. Bracken is married and has three children and eight grandchildren.

CORPORATE GOVERNANCE AND RELATED MATTERS

Board Meetings and Committees

The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in the Company's day to day operations. The directors keep themselves informed through discussions with the Chief Executive Officer, other key executives and by reading the reports and other materials that we send them and by participating in Board and committee meetings. Our directors hold office until their successors have been elected and duly qualified; unless the director resigns or by reason of death or other cause is unable to serve in the capacity of director.

The Board meets regularly during the year to review matters affecting our Company and to act on matters requiring Board approval. It also holds special meetings whenever circumstances require and may act by unanimous written consent. During fiscal 2008, there were five meetings of the Board. All persons who were serving as directors during fiscal 2008 attended at least 75% of the aggregate of the meetings of the Board and committees of which they were members. At December 31, 2008, the persons serving on our Board were Edward Rudner, Richard A. McKinnon, Brian Froelich and Frank Bracken.

The Board has determined that Brian Froelich and Frank Bracken are independent directors as defined by the listing requirements of the American Stock Exchange ("AMEX"). We have a standing Audit Committee and Compensation Committee.

Audit Committee

Our Company has an Audit Committee comprised of Messrs. Froelich, chairman of the Committee and Bracken, both independent directors as determined by the rules of the American Stock Exchange. The responsibilities and duties of the Audit Committee, as stipulated in its charter, consist of but are not limited to: (1) overseeing the financial reporting process and reviewing and discussing the audited financial statements with management; (2) discussing with our independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended; (3) engaging and ensuring independence of our outside audit firm and (4) reviewing the effectiveness of the Company's internal controls. The Audit Committee met four times during fiscal 2008.

Our Board has determined that Mr. Froelich qualifies as an "audit committee financial expert" within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002. The Audit Committee has a written charter and current copy of such charter is available at the Company's website at www.onlinevacationcenter.com.

Compensation Committee

Our Company has a Compensation Committee comprised of Messrs. Froelich, chairman of the Committee and Bracken, both independent directors as determined by the rules of the American Stock Exchange. The responsibilities and duties of the Compensation Committee as stipulated in its charter, consist of but are not limited to: (1) approving salaries and incentive compensation of executive officers, as well as the compensation of our Board members; (2) reviewing compensation of certain other executive management employees and (3) administering the employee stock option and benefit plans. The Compensation Committee met twice during fiscal 2008. The Compensation Committee has a written charter and current copy of such charter is available at the Company's website at www.onlinevacationcenter.com.

Nominating Committee

We have not established a formal nominating committee or adopted a written charter for this committee at the present time. We intend on adopting a shareholder nomination policy in the near future. Currently, our entire Board of Directors performs the functions served by a nominating committee. If the Board identifies a need to replace a current member of the Board, to fill a vacancy on the Board, or to expand the size of the Board, the Board considers candidates from a variety of sources. The process followed by the Board to identify and evaluate candidates include (a) meetings to evaluate biographical information and background material relating to candidates, (b) requiring candidates to complete questionnaires to elicit information of the type required to be disclosed by us in reports filed with the SEC, (c) conducting background investigations by qualified independent organizations experienced in conducing criminal and civil investigatory reviews, (d) interviews of selected candidates by members of the Board and (e) such other personal and financial reviews and analyses as the Board of Directors may deem appropriate in connection with the consideration of candidates.

Recommendations by the Board of candidates for inclusion in the Board slate of director nominees are based upon criteria such as business experience and skills, independence as defined by the AMEX listing requirements or other independence standards deemed appropriate by the Board, distinction in their activities, integrity, the ability to commit sufficient time and attention to the Board's activities and the absence of potential conflicts with the Company's interests. The Board also considers any other relevant factors that it may from time to time deem appropriate, including the current composition of the Board, the balance of management and independent directors, the need for audit committee expertise and the evaluation of all prospective nominees. The Board of Directors considers candidates for Board membership, including those suggested by shareholders applying the same criteria to all candidates.

Shareholder Nominations to the Board

We do not have a formal policy with regard to the consideration of director candidates recommended by our shareholders. Shareholders that desire to recommend candidates for consideration by our Board of Directors should mail or deliver written recommendations to us as follows: Board of Directors, c/o Online Vacation Center Holdings Corp., 1801 NW 66th Avenue, Plantation, Florida 33313. Each recommendation should include biographical information indicating the background and experience of the candidate that qualifies the candidate for consideration as a director. Shareholders who wish to nominate a candidate for election to the our Board of Directors, as opposed to recommending a potential nominee for consideration by the Board of Directors, are required to comply with the advance notice requirements required by applicable laws and regulations.

Communications with the Board of Directors and Director Attendance at Annual Meetings

Shareholders may communicate with the Board of Directors by writing to the Chairman of the Board of the Company, in care of the Board of Directors (or at the shareholder's option, care of a specific director), at Online Vacation Center Holdings Corp., 1801 NW 66th Avenue, Plantation, Florida 33313. We will ensure that all communications to the Board of Directors or any particular director (marked and addressed as set forth above) will be delivered to the Chairman of the Board of Directors or a specified director, as the case may be.

We do not have a formal policy regarding director attendance at our Annual Meeting of Shareholders. Nevertheless, directors are encouraged to attend the Company's Annual Meeting of Shareholders each year. All of our directors attended last year’s Annual Meeting of Shareholders held on May 7, 2008 and are expected to attend our Annual Meeting of Shareholders to be held on May 12, 2009.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that includes provisions ranging from conflicts of interest to compliance with all applicable laws and regulations. All officers and directors are bound by this Code of Ethics and Business Conduct, violations of which may be reported to the Chairman of the Board of Directors. A copy of our Code of Ethics and Business Conduct is posted on our website at www.onlinevacationcenter.com

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of our outstanding common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock. These persons are required by SEC regulation to furnish the Company with copies of these reports they file.

To our knowledge, based on a review of the copies of reports furnished to us, Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with on a timely basis with the exception of two Forms 4 filed late.

EXECUTIVE COMPENSATION

The following Summary Compensation table sets forth information regarding compensation earned by, awarded to or paid to our Chief Executive Officer and our former Vice President for the fiscal years ended December 31, 2008 and 2007. We refer to these officers as our Named Executive Officers in other parts of this proxy statement. We currently do not have any other individual employee of the Company designated as an executive officer.

                  SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards $ (1)	Option Awards $ (1)	All Other Compensation ($)	Total ($)
Edward B. Rudner, CEO, President and CFO	2008 2007	$354,618 $318,139	$ -- $ --	$170 $170	$ 1,746 $27,476	$ 59,293 (2) $627,990 (2)	$415,827 $973,775
Simon Todd, Vice President (3)	2008 2007	$90,057 $204,744	$ -- $45,000	$ -- $ --	$ 9,004 $ 8,699	$ -- $ --	$ 99,061 $258,443

(1) Amounts shown do not reflect compensation actually received by the Named Executive Officers. Instead, the amounts shown are the compensation costs recognized by the Company in fiscal 2008 and 2007 for option awards and stock awards as determined pursuant to FAS 123R. The assumptions used to calculate the value of option awards and stock awards are set forth under Note 14 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K herein incorporated by reference.

(2) Represents a country club allowance of $30,000, a car allowance of $18,000 and a life insurance benefit of $11,293 paid in 2008. Represents $579,990 paid to Mr. Rudner under the Company’s Deferred Compensation Plan, a country club allowance of $30,000 and a car allowance of $18,000, paid in 2007.

(3) Mr. Todd became our Vice President on September 1, 2006 in conjunction with our acquisition of Phoenix International Publishing, LLC and resigned such position in conjunction with our sale of Phoenix International Publishing LLC to Mr. Todd on March 31, 2008. Mr. Todd’s total compensation for fiscal 2008 includes his compensation both as an officer and as an employee during 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table provides information concerning unexercised options and stock that has not vested for each of our Named Executive Officers for the fiscal year ended December 31, 2008. All options and stock were granted under our 2005 Management and Director Equity Incentive and Compensation Plan.

Option Awards

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)
Edward B. Rudner	500,000 (2) 200,000 (4)	-- --	$1.27 $1.27	3-16-2011 3-16-2011	400 (3)	$200
Simon Todd	--	20,000(5)	$2.91	1-11-2012	---	$---

(1) Value is based on the closing price of our common stock on December 31, 2008, which was $0.50 per share.

(2) These options were granted to Mr. Rudner in connection with his execution of an employment agreement with us on March 16, 2006.

(3) Mr. Rudner received a grant of 1,000 stock awards on March 16, 2006, which vest at the rate of 20% per year with vesting dates of 3/16/2006, 3/16/2007, 3/16/2008, 3/16/2009 and 3/16/2010. As of December 31, 2008, 400 stock awards granted to Mr. Rudner had not vested.

(4) These options were granted to Mr. Rudner in his capacity as a director of the Company. These options vested on March 16, 2008.

(5) These options were granted to Mr. Todd on January 11, 2007 in his capacity as an officer of the Company. These options vested on March 11, 2009.

EMPLOYMENT AGREEMENTS

Edward B. Rudner

Effective as of March 16, 2006, we entered into an employment agreement with Edward B. Rudner to serve as our President and Chief Executive Officer which replaced the employment agreement which Mr. Rudner had with Online Vacation Center Holdings, Inc. The employment agreement has no stated termination date and has a perpetual term of 3 years. We will pay Mr. Rudner an initial annual base salary of $300,000, payable weekly for a term of 3 years. The base salary is subject to annual automatic incremental increases of the greater of the percentage increase in the consumer price index or 6% of the previous year's base salary. Mr. Rudner is also entitled to a performance-based bonus and to participate in all Company benefit programs. He is entitled to five weeks paid vacation per year, reimbursement of all reasonable out-of-pocket business expenses, a monthly automobile allowance of $1,500, automobile insurance coverage and reimbursement for memberships in social, charitable or religious organizations or clubs for up to $30,000 per year.

In addition, we issued Mr. Rudner incentive stock options to purchase 300,000 shares of common stock and nonqualified stock options to purchase 200,000 shares of common stock, which are exercisable at $1.27 per share. All of the nonqualified stock options and incentive stock options to purchase 100,000 shares vested immediately. Incentive stock options to purchase 100,000 shares of common stock vested on March 15, 2007 and the remaining 100,000 incentive stock options vested on March 15, 2008. All of the options were issued under the 2005 Management and Director Equity Incentive and Compensation Plan. Mr. Rudner also received options in connection with his service as a director of the Company.

In the event of Mr. Rudner's death or disability during the term of the agreement, Mr. Rudner or his beneficiaries are entitled to all compensation and benefits under his employment agreement for a period of one year following the date of his death or disability. In the event that Mr. Rudner is terminated "for cause", he will be entitled to receive his salary and earned but unpaid bonuses due up to the date of termination. "Cause" is defined as committing or participating in an injurious act of fraud or embezzlement against the Company; engaging in a criminal enterprise involving moral turpitude; conviction of an act constituting a felony of a crime of violence, fraud or dishonesty; or any attempt by Mr. Rudner to assign the employment agreement. In the event there is a "Change in Control" or "Attempted Change in Control," as such terms are defined in his employment agreement, Mr. Rudner shall have the right to terminate his employment upon thirty (30) days written notice given at any time within one year after the occurrence of such event. A Change in Control is defined as any event set forth in Section 280G of the Internal Revenue Code or any event that would be required to be reported as a change in control in response to Item 1 of the SEC form for a current report on Form 8-K, in effect as of March 16, 2006 and an "Attempted Change of Control" shall be deemed to have occurred if any substantial attempt accompanied by significant work efforts and expenditures of money is made to accomplish a Change of Control. In the event that Mr. Rudner is terminated for any other reason other than for cause, death or disability or if he terminates his employment because of a Change in Control or Attempted Change of Control, he will receive all compensation and benefits under his employment agreement for a period of three years following the date of termination or if he elects, a lump sum or partial payment of these amounts. He shall also be entitled to receive a bonus equal to the amount received for the prior year or if no prior bonus was received, an amount equal to $150,000, as well as all earned but unpaid bonuses from previous years. The employment agreement also includes a one-year covenant not to compete and a non-disclosure provision.

Deferred Compensation Plan

In August 2006, we established the Online Vacation Center Holdings Corp. Deferred Compensation Plan to satisfy our obligation to Mr. Rudner under the terms of his previous employment agreement for compensation and benefits in the amount of $579,990. The plan provided for twenty-six payments in fiscal 2007 and was paid in full as of January 2008.

Simon Todd

In connection with our acquisition of Phoenix International Publishing, LLC (“Phoenix”), we entered into an employment agreement with Simon Todd to serve as Vice President of the Company and as the President of Phoenix effective as of August 31, 2006. Mr. Todd was entitled to a base salary of $210,080 per annum which increases by 4% per annum until August 31, 2009, the initial termination date of his employment agreement. In addition, Mr. Todd was entitled to a retention bonus in conjunction with the closing of certain acquisition prospects and a bonus in conjunction with Phoenix achieving certain profitability thresholds.

On January 11, 2007, we granted Mr. Todd incentive stock options to purchase up to 20,000 shares of our common stock, which are exercisable at $2.91 per share. All of the stock options vested on January 11, 2009 and expire on January 11, 2012. All of the options were issued under the 2005 Management and Director Equity Incentive and Compensation Plan. Mr. Todd received these options in connection with his service as an officer of the Company.

Mr. Todd’s employment agreement was terminated by mutual agreement and Mr. Todd resigned as Vice President of the Company in conjunction with our sale of Phoenix to Mr. Todd on March 31, 2008. Mr. Todd retained his 2007 incentive stock option grant in accordance with the terms of the grant.

2005 Management and Director Equity Incentive and Compensation Plan

We have reserved an aggregate of 3,500,000 shares of common stock for issuance under our 2005 Management and Director Equity Compensation Plan (the “Plan” or the “2005 Plan”) as amended which provides for the grants of stock options, restricted stock, performance-based and other equity-based incentive awards to directors, officers and key employees. Our Board of Directors (or at their discretion a committee of our board members) administers the Plan including, without limitation, the selection of recipients of awards under the Plan, the granting of stock options, restricted share or performance shares, the determination of the terms and conditions of any such awards, the interpretation of the Plan and any other action they deem appropriate in connection with the administration of the Plan.  As of December 31, 2008, we had granted 2,447,400 options and 50,400 stock awards under the Plan.

Compensation of Directors

We use a combination of cash and equity based compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties, as well as the skill-level required by members of the Board.

We pay each director an annual retainer of $25,000. We pay the Chairman of the Board of Directors an additional annual fee of $50,000 for his additional duties as the Chairman. To ensure that directors have an ownership interest aligned with the Company's other shareholders, we may also grant options or stock awards to purchase shares of the Company's common stock to our directors from time to time.

The table below summarizes the total compensation paid by us to our directors for the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
Richard McKinnon (2)	$ 62,500	$ 15,825	$ 78,325
Edward B. Rudner (2)	$ 37,500	$ 5,275	$ 42,775
Brian P. Froelich	$ 25,000	$ 7,913	$ 32,913
Frank Bracken	$ 25,000	$ 5,275	$ 30,275

(1) Amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by us in fiscal 2008 for option grants that were made to directors in 2006 as determined pursuant to FAS 123R. The assumptions used to calculate the value of option awards are set forth under Note 14 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for fiscal 2008 and are incorporated herein. No options were awarded to members of the Board of Directors during 2008.

(2) Mr. McKinnon was the Chairman of the Company’s Board of Directors from January 1, 2008 through July 31, 2008. On August 1, 2008, Mr. Rudner was elected Chairman of the Board of Directors; Mr. McKinnon continues to serve as a director of the Company.

Change of Control

Management is not aware of an arrangement which may, at a subsequent date, result in a change of control of the Company. As noted above, only Mr. Rudner’s employment agreement with the Company has provisions which address a change of control, as defined in his employment agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective as of October 2005, we engaged Mr. McKinnon to provide consulting services to us. In consideration for such services, Mr. McKinnon received a monthly fee of $10,000. The term of the arrangement was on a month-to-month basis. We and Mr. McKinnon mutually terminated the consulting services as of September 30, 2007. During 2007 and 2006 Mr. McKinnon received $90,000 and $120,000, respectively in consulting fees. Mr. McKinnon became a director of our Company on March 15, 2006 and continues to serve in such capacity.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal control over financial reporting, for preparing the financial statements and for the reporting process. The Audit Committee members do not serve as professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management or the independent public accounting firm. We have engaged Jewett, Schwartz, Wolfe & Associates (“JSWA”) as our independent public accountants to report on the conformity of the Company’s financial statements to accounting principles generally accepted in the United States. The Audit Committee hereby reports as follows:

1.      The Audit Committee has reviewed and discussed the audited financial statements with our management.

2.      The Audit Committee has discussed with JSWA, our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol 1, AU section 380) as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

3.      The Audit Committee has received the written disclosures and the letter from JSWA required by applicable requirements of the PCAOB regarding JSWA's communications with the audit committee concerning independence, and has discussed with JSWA its independence;

4.      Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to the Board of the Company, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

   Audit Committee Report for the Year Ended December 31, 2008

Respectfully Submitted

March 25, 2009

/s/ Brian Froelich, Chairman

/s/ Frank Bracken

This section is not "Soliciting Material," is not deemed filed with the SEC and it not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSALS TO THE SHAREHOLDERS

PROPOSAL ONE: ELECTION OF DIRECTORS

The four persons set below, each of whom is currently a director, are proposed to be re-elected as directors at the Annual Meeting. If elected, each of these directors will hold office until the next Annual Meeting of Shareholders in the year 2010 or until his or her successor is duly elected and qualified.

Richard McKinnon
Edward B. Rudner
Brian P. Froelich

Frank Bracken

All of the nominees are currently serving as directors. Each nominee has agreed to be named in this proxy statement and to serve as a director if elected. For biographical information regarding the nominees, see "Executive Officer and Directors" on pages 4-5. Management expects that each nominee will be available for election, but if any of them is not a candidate at the time when the election occurs, it is intended that such proxy will be voted for the election of another nominee to be designated by the Board of Directors to fill such vacancy.

Vote Required and Recommendation

The four nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of directors by the shares present, in person or by proxy, shall be elected directors. Shareholders do not have the right to cumulate their votes for directors. In the election of directors, an abstention or broker non-vote will have no effect on the outcome.

The Board recommends shareholders to vote "for" each of the nominees for director set forth above.

PROPOSAL NO. 2

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

We are asking our shareholders to ratify the Audit Committee's appointment of Jewett, Schwartz, Wolfe & Associates (“JSWA”) as our independent public accountants for the fiscal year ending December 31, 2009. In the event our shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent public accounting firm at any time during the year if the Audit Committee determines that such a change would be in our Company and our shareholders’ best interests.

We engaged JSWA as our independent public accountants on May 17, 2003 and it audited the Company's consolidated financial statements for the fiscal years ended December 31, 2008, 2007, 2006, 2005, 2004 and 2003. Representatives of JSWA are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that they will be available to respond to appropriate questions.

Principal Accountant Fees and Services

The following is a summary of the fees billed to us by JSWA for professional services rendered for the fiscal years ended December 31, 2008 and 2007:

Fee Category	Fiscal 2007	Fiscal 2008

Audit Fees	$69,000	$76,500
Audit Related Fees	$45,000	$0
Tax Fees	$0	$0
All Other Fees	0	0
Total Fees	$114,000	$76,500

Audit fees consisted of fees billed for professional services rendered or the audit of the Company's consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2008 and Form 10-KSB for the year ended December 31, 2007 and or reviews of the consolidated financial statements included in the Company's quarterly reports on Form 10-Q during fiscal 2008 and Form 10-QSB during 2007.

Audit related fees consist of general assistance on SEC matters and due diligence regarding acquisitions completed in 2007.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee's policy is to pre-approve all audit and permissible non-audit services provided by the independent public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. JSWA and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent public accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case by case basis. The Audit Committee approved one hundred percent (100%) of all such professional services provided by JSWA during fiscal 2008.

The Audit Committee has considered the nature and amount of the fees billed by JSWA, and believes that the provision of the services for activities unrelated to the audit is compatible with maintaining JSWA independence.

Vote Required and Recommendation

The ratification of the selection of JSWA as our independent public accountants for the fiscal year ending December 31, 2009, requires the affirmative vote of the holders of a majority of shares of the Company's common stock present, in person or by proxy, at the Annual Meeting. Broker non-votes will have no effect on the outcome of this matter. Abstentions will be counted as present at the Annual Meeting for purposes of this matter and will have the effect of a vote against the ratification of the appointment of JSWA.

The Board recommends shareholders to vote "for" the ratification of the selection of Jewett, Schwartz, Wolfe & Associates as our independent public accountants for the fiscal year ended December 31, 2009.

INFORMATION CONCERNING SHAREHOLDERS PROPOSALS

Next year's Annual Meeting of Shareholders is currently scheduled to be held on May 12, 2010. Any shareholder desiring to submit a proposal for action at the 2010 Annual Meeting of Shareholders which is desired to be presented in the Company's proxy statement with respect to the 2010 Annual Meeting of Shareholders, should mail the proposal by certified mail return receipt requested, to the Company, 1801 NW 66th Avenue, Plantation, Florida 33313, Attention: Mary Lou Ruderman, Corporate Secretary. All such proposals must be received by the Company not later than January 13, 2010 or if the date of the 2010 Annual Meeting is changed by more than 30 days from the date of the 2009 Annual Meeting, then a reasonable time before we print and the mail the proxy materials for the 2010 Annual Meeting. We are not required to include in our proxy statement any shareholder proposal not timely received by us or that is not otherwise in compliance with SEC rules and regulations.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Company's proxy statement and annual report may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of either document to you if you write us c/o Mary Lou Ruderman, Corporate Secretary, 1801 NW 66th Avenue, Plantation, Florida 33313. If you want to receive separate copies of the proxy statement and our annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address.

AVAILABILITY OF FORM 10-K ANNUAL REPORT

A copy of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2008, exclusive of certain exhibits filed with the SEC, accompanies this proxy statement. These exhibits, as well as our interim quarterly reports on Form 10-Q and other reports that we filed with the SEC, are available without charge to shareholders on our website at www.onlinevacationcenter.com, by calling our offices at (954) 377-6400 or upon written request to Mary Lou Ruderman, Corporate Secretary, 1801 NW 66th Avenue, Plantation, FL 33313. The information on our website is not a part of this proxy statement. Copies of our filings are also available at the Securities and Exchange Commission website at http://www.sec.gov.

COSTS OF MAILING AND SOLICITATION

The cost of preparing, assembling and mailing this proxy statement and the enclosed proxy is to be borne by us. In addition to the use of the mail, our employees may solicit proxies personally and by telephone. Our employees will receive no compensation for soliciting proxies other than their regular salaries. We may request banks, brokers and other custodians, nominees and fiduciaries to forward copies of the proxy material to their principals and to request authority for the execution of proxies. We may reimburse such persons for their expenses in so doing. At this time, we do not anticipate that we will be retaining a third-party solicitation firm, but should we determine, in the future, that it is in our best interests to do so, we will retain a solicitation firm and pay for all costs and expenses associated with retaining this solicitation firm.

OTHER MATTERS

Management is not aware of any other matters to come before the Annual Meeting. If any other matter not mentioned in this proxy statement is brought before the Annual Meeting, the persons named as proxyholders in the enclosed form of proxy will have discretionary authority to vote all proxies with respect thereto in accordance with the recommendations of management.

                                                            By Order of the Board of Directors

Dated: April 2, 2009

Plantation, Florida                                                                        /s/ EDWARD B. RUDNER

                                                                                                      Edward B. Rudner, Chairman of the Board of

                                                                                                      Directors

                                          TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

                                                                Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided

ONLINE VACATION CENTER HOLDINGS CORP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED BELOW.

PROPOSAL 1- To elect four directors from the nominees below.		For All	Withhold From All	For All Except		To withhold authority to vote for any individual nominee, mark “For All Except ” and write the nominee’s name below
1) Richard A. McKinnon	3) Brian P.Froelich	[ ]	[ ]	[ ]
2) Edward B. Rudner	4) Frank Bracken
					For	Against	Abstain
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL 2.
Proposal 2- To ratify the appointment of Jewett, Schwartz, Wolfe & Associates as independent public accountants for 2009					[ ]	[ ]	[ ]

This proxy card should be signed for your instructions to be executed. Each joint owner should sign. Signatures should correspond with names printed on proxy card. Attorneys, executors, administrators, guardians, trustees, corporate officers or others signing in a representative capacity should give full title.

Signature:		Signature:				Date:

ONLINE VACATION CENTER HOLDINGS CORP.

PROXY FOR ANNUAL MEETING OF SHAREHOLDERS, MAY 12, 2009
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned revokes all previous proxies, acknowledges receipt of the notice of the shareholders’ annual meeting to be held May 12, 2009 and the proxy statement, and hereby appoints Richard A. McKinnon and Edward B. Rudner or either of them to the proxy of the undersigned, with the full power of substitution to vote all shares of Common Stock of Online Vacation Center Holdings Corp. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of ONVC to be held on Tuesday, May 12, 2009 at 8:30 a.m., and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED IN A TIMELY MANNER, WILL BE VOTED AS. SPECIFIED AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.IF PROXY HOLDER DOES NOT GIVE INSTRUCTIONS, IT WILL BE VOTED IN A MANNER RECOMMENDED BY MANAGEMENT.

SEE REVERSE SIDE                     TO BE SIGNED AND DATED ON REVERSE SIDE              SEE REVERSE SIDE